EXHIBIT 3.4

AMENDMENT TO BYLAWS

OF

GEOMET, INC.

Effective as of April 14, 2005, the Bylaws of GeoMet, Inc., a Delaware corporation formerly known as GeoMet Resources, Inc. (the “Corporation”), are amended in the following respect:

1. Section 1 of Article III in the Bylaws of the Corporation is hereby deleted in all respects and replaced with the following:

“Section 1. The Board of Directors shall consist of not less than one (1) and not more than seven (7) directors, and the exact number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution of the Board or the stockholders of the corporation; provided, however, that no decrease in the number of directors constituting the Board shall have the effect of shortening the term of any incumbent director. None of the directors need be stockholders or residents of the State of Delaware.”

2. All references to GeoMet Resources, Inc. shall be amended to refer to GeoMet, Inc.

The undersigned Secretary of the Corporation hereby certifies that the foregoing amendment to the Corporation’s Bylaws were duly adopted by the Board of Directors of the Corporation on April 14, 2005, effective as of such date.

GEOMET, INC.

By:

, Secretary